UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

Perseon Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South

Salt Lake City, Utah 84119

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                 On April 28, 2015 Perseon Corporation (the “Company”) announced they had appointed Peter Vitulli to the Company’s Board of Directors, effective April 23, 2015. The Board of Directors has determined that Mr. Vitulli, President and CEO of DNA Diagnostics Center, is an “independent director” as such term is defined in the NASDAQ Stock Market Listing Standards.  The Company expects that Mr. Vitulli will be appointed to the audit committee, compensation committee and corporate governance and nominating committee.

The Company’s Fourth Amended and Restated 1998 Director Stock Plan provides an annual retainer (“Annual Retainer”) in the amount of $60,000 to each non-employee director other than the Audit Committee Financial Expert, who is to receive $65,000.  Of the Annual Retainer, $30,000 is to be paid in cash to each such director, other than the Audit Committee Financial Expert, who is to receive $35,000 in cash (the “Cash Payment”).  The Cash Payment is payable in equal installments on May 1 and November 1 of each year in which each non-employee director continues to serve as a member of the Board of Directors.  Each non-employee director is to receive the balance of the Annual Retainer in the form of shares of Common Stock (the “Common Stock Payment”).  The portion of the annual retainer that is paid in common stock will be determined by reference to the fair market value of the Common Stock of the Company.  The fair market value of the Common Stock will be determined by reference to the closing price, as reported by the NASDAQ Stock Market, of the Common Stock on May 1 of each year, the payment date of the Common Stock Payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

By: /s/ William S. Barth
Name: William S. Barth
Title: Chief Financial Officer